Q2 2025 Letter to Shareholders August 7, 2025 yelp-ir.com EXHIBIT 99.2

Ye lp Q 2 20 25 2 22 Note: Amounts reported in this letter, including margins, are rounded. The year-over-year percentage changes may not recalculate using the rounded amounts presented. 1 Refer to “Non-GAAP Financial Measures” and “Reconciliation of GAAP to Non-GAAP Financial Measures” below for further details, including definitions of each “non-GAAP measure” presented, and a reconciliation of the “non-GAAP measures” presented to the most directly comparable measures prepared under generally accepted accounting principles in the United States (“GAAP”). ² Yelp has not reconciled its adjusted EBITDA outlook to net income (loss) under GAAP because it does not provide an outlook for GAAP net income (loss) due to the uncertainty and potential variability of other income, net and provision for (benefit from) income taxes, which are reconciling items between adjusted EBITDA and GAAP net income (loss). Because Yelp cannot reasonably predict such items, a reconciliation of the non-GAAP financial measure outlook to the corresponding GAAP measure is not available without unreasonable effort. We caution, however, that such items could have a significant impact on the calculation of GAAP net income (loss). For more information regarding the non-GAAP financial measures discussed in this release, please see “Non-GAAP Financial Measures” and “Reconciliation of GAAP to Non-GAAP Financial Measures” below. Second Quarter 2025 Financial Highlights > Net revenue was $370 million, up 4% from the second quarter of 2024 and $3 million above the high end of our second quarter outlook range, driven primarily by growth in advertising revenue from Services businesses as we executed against our strategic initiatives. > Net income was $44 million, or $0.67 per diluted share, compared to net income of $38 million, or $0.54 per diluted share, in the second quarter of 2024. Net income margin increased one percentage point from the second quarter of 2024 to 12%. > Adjusted EBITDA¹ was $100 million, an increase of $9 million, or 10%, compared to the second quarter of 2024 and $11 million above the high end of our outlook range. Adjusted EBITDA margin1 increased two percentage points from the second quarter of 2024 to reach 27%. > Cash provided by operating activities was $58 million during the second quarter, and we ended the quarter with cash, cash equivalents and marketable securities of $301 million. > In the second quarter, we repurchased approximately 1.9 million shares at an aggregate cost of $65.9 million. > We continue to believe in the long-term opportunities ahead and our team’s ability to capture them. In 2025, we now expect net revenue will be in the range of $1.465 billion to $1.475 billion and adjusted EBITDA will be in the range of $350 million to $360 million.² 19% 17% Net Revenue +4% $357M $370M 2Q24 2Q25 Ad Clicks, y/y -7% 2Q24 2Q25 Average CPC, y/y +11% 2Q24 2Q25 Paying Advertising Locations -3% 531k 515k 2Q24 2Q25 Services RR&O Adjusted EBITDA¹ +10% $91M $100M 2Q24 2Q25 M ar gi n 26% 27%8% 7% M ar gi n Net Income +16% $38M $44M 2Q24 2Q25 12%11%

Ye lp Q 2 20 25 3 22 Dear fellow shareholders, Yelp delivered record net revenue and strong profitability in the second quarter. We expanded net income margin by one percentage point and adjusted EBITDA margin by two percentage points from the prior-year period. While growth moderated in the second quarter, Services continued to drive our business performance amid an uncertain macroeconomic environment. We remained focused on our product-led strategy and rolled out a number of artificial intelligence (“AI”)-powered updates in the quarter. We are excited about the significant opportunities ahead to leverage AI and our trusted content to transform the way consumers and businesses connect. We believe we are well positioned to continue to drive growth in Services and remain committed to delivering shareholder value over the long term. +2 ppt 3% 4% 2Q22 2Q23 Net Income Margin 2Q24 2Q25 Net Income Margin 12%11% Adjusted EBITDA Margin 27%26% +4% We delivered record net revenue while expanding margins Net Revenue

Ye lp Q 2 20 25 4 22 Q2 Results In the second quarter, net revenue increased by 4% year over year to a record $370 million, $3 million above the high end of our outlook range. Net income increased by 16% year over year to $44 million, representing a 12% margin. Adjusted EBITDA increased by 10% year over year to $100 million, representing a 27% margin and $11 million above the high end of our outlook range. Underlying our top line results, advertising revenue growth decelerated from the first quarter as advertisers exercised increased caution in the face of heightened macroeconomic and policy uncertainties. Advertisers’ budgets increased modestly as the second quarter progressed, though not to the same extent as we have seen historically. Advertising revenue from Services businesses increased by 8% year over year to $241 million, driven primarily by greater advertiser demand due to growth in paying advertising locations and reflecting record average revenue per location.¹ The addition of revenue from RepairPal, Inc. (“RepairPal”) also contributed significantly to growth in Services revenue in the second quarter. At the same time, advertising revenue from Restaurant, Retail & Other (“RR&O”) businesses decreased by 5% year over year to $113 million, reflecting lower advertiser demand due to continued challenges in the operating environment for businesses in these categories and, to a lesser extent, competitive pressures from food ordering and delivery providers. Although the decline in RR&O advertiser demand was driven by a decrease in paying advertising locations, the locations that turned off their spend were generally lower-spend advertisers, which helped mitigate the overall impact on revenue. Total paying advertising locations decreased by 3% year over year, as the decline in RR&O categories offset growth in Services, while average revenue per location increased substantially to a record level, primarily driven by the performance in Services categories. Ad clicks decreased by 7% year over year, primarily driven by macro pressures and increased competition in RR&O categories and, to a lesser extent, reduced spend on paid project acquisition in the current-year period. Average cost-per-click (“CPC”) increased by 11% year over year, reflecting growth in Services advertiser demand and fewer clicks overall. 1 Services advertising revenue divided by Services paying advertising locations. Services drove our business performance Services Revenue +8% $223M 2Q24 3Q24 4Q24 1Q25 2Q25 $241M$228M $225M $232M Continued challenges in RR&O RR&O Revenue -5% $118M 2Q24 3Q24 4Q24 1Q25 2Q25 $113M$116M $121M $110M

Ye lp Q 2 20 25 5 22 AI-powered call answering services to help business owners stay connected Initiatives to drive long-term, profitable growth In 2025, we are continuing to invest across three strategic initiatives aimed at driving profitable growth through product innovation. Underlying each investment area, we plan to accelerate our strategy with AI, which we believe we are well positioned to leverage based on our high-quality, trusted content. Lead in Services We are continuing to deepen our focus on Services. We plan to build on our product momentum in Home Services while expanding our roadmap to include creating a best-in-class experience across additional Services categories. In the second quarter, Services revenue increased by 8% year over year, driven by growth in the Home Services category as well as the Auto Services category, which includes revenue generated from RepairPal. We continue to be pleased with our acquisition of RepairPal and recently began testing a booking integration in the Yelp app. Request-a-Quote projects were flat year over year. Excluding projects acquired through our paid search initiative, they increased by approximately 10% year over year, driven by improvements to the flow and our AI chatbot, Yelp Assistant, which maintained strong momentum. Project submissions through Yelp Assistant increased by more than 400% year over year. We expect to drive continued growth as we roll out additional entry points later in the year, including by making it available to logged-out users. We also added a number of new labels and filters to the business owner inbox in the second quarter to help service pros better manage their leads² and respond to consumers more quickly. Together, these additions led to improvements in both response time and response quality. We’ve increased our focus on multi-location Services businesses this year and saw early signs of traction in the second quarter, with significant budget growth in aggregate from these customers. Our Zapier integration has been particularly well received, with strong early adoption across both small and medium-sized businesses (“SMB”) and multi-location customers. 2 Leads include phone calls, requests and website clicks. We began testing a booking integration with RepairPal in the Yelp app New labels and filters in the business owner inbox help pros better manage leads Depictions of Yelp's features are provided for illustrative purposes only and may differ from the actual product.

Ye lp Q 2 20 25 6 22 Drive advertiser value Our investments in business-focused products and advertising technologies have helped us attract and retain new customers. We continue to see significant opportunities to further optimize advertisers’ budgets by prioritizing the most relevant ad content for consumers searching for local businesses. In the second quarter, ad clicks decreased by 7% year over year, primarily due to macro and competitive pressures in RR&O categories and, to a lesser extent, reduced spend on paid project acquisition in the current-year period. Average CPC increased by 11% year over year, reflecting growth in Services advertiser demand and fewer clicks overall as we focused on improving the quality of our ad clicks. We have continued to improve the business owner experience across channels. For example, we recently launched Co-branded Showcase Ads, which enable brand advertisers to promote their local business partners alongside a customized offer or message with an image or video on Yelp. For SMB advertisers, billing optimizations and targeted insights in the business owner dashboard continued to drive strong growth in our Self-serve channel. AI-powered call answering services to help business owners stay connected Percentage Change in Ad Clicks and Average CPC, y/y Ad Clicks 9% 2Q24 3Q24 1Q25 2Q25 -7% 2% 5% -3% 4Q24 0% Average CPC -1% 2Q24 3Q24 4Q24 1Q25 2Q25 3% 11% 9% Co-branded Showcase Ads enable brand advertisers to promote their local business partners We’re excited to partner with Yelp on the Local Co-branded Showcase Ads campaign and to work alongside our valued local business partners. At Pepsi, building strong community connections is core to our mission, and this co-branded approach has made it easier to spotlight local restaurants proudly serving Pepsi. Just halfway through the campaign, we’ve already seen promising results—including a more than 25% drop in cost per lead for our restaurant partners and lift in restaurant visits—underscoring the impact of reaching consumers at the moment of decision. We’re excited to build on this momentum and deepen our collective impact. - André Moraes, Head of PepsiCo’s AFH Digital Lab

Ye lp Q 2 20 25 7 22 We recently initiated a test of our AI-powered call answering service for restaurants, Yelp Host, with a few customers and have seen promising early results. Our product and engineering teams are also working on a tailored version for Services businesses, Yelp Receptionist, which we plan to begin testing in the second half of the year. A demo of Yelp Receptionist is available at business.yelp.com/yelp-receptionist-demo/.³ Off Yelp, we are continuing to expand local advertiser reach through a variety of partnerships, including by leveraging on-Yelp search intent to surface relevant Yelp ads to users on other platforms, like Facebook and Bing. We began testing our AI-powered call answering service for restaurants Yelp Host for Restaurants Yelp Receptionist for Services 3 Content available at this website is not incorporated into or part of this letter.

Ye lp Q 2 20 25 8 22 Transform the consumer experience Yelp’s high-quality, trusted content has made it a leading resource for consumers to search for and discover great local businesses. To strengthen our position, we are investing in a portfolio of product initiatives that we believe will make Yelp even more engaging and useful to consumers. In the second quarter, we made a number of user experience and backend improvements to the search experience, which now leverages AI to provide results to some natural language queries from users. These enhancements led to an increase in connections, such as website clicks, between consumers and businesses following implementation. We also continued to work towards bringing Yelp Assistant to additional entry points and categories. We have continued to make progress monetizing our trusted content and have seen strong demand for our data licensing products. In fact, AI search API calls have accelerated, increasing by 20 times over the past year and more than 10 times in just the last two months. We also continued to onboard new licensing partners. Together, these developments contributed to our annual run rate revenue related to AI search increasing to more than $10 million over the last two months. This momentum demonstrates the expanded reach of our trusted content and reflects Yelp’s value as an essential partner in emerging AI-powered search products. We are starting to roll out natural language search

Ye lp Q 2 20 25 9 22 Delivering profitable growth Our second quarter results demonstrate our commitment to delivering profitable growth, with a net income margin of 12% and an adjusted EBITDA margin of 27%. We achieved these results through disciplined expense management and by holding headcount approximately flat year over year, excluding the RepairPal team that we acquired in November 2024. Stock-based compensation expense (“SBC”) as a percentage of revenue decreased by two percentage points year over year to 9% in the second quarter. We expect the combined impact of our efforts to reduce SBC and continued share repurchases to stack over time and benefit GAAP profitability in the years to come, particularly earnings per share, which was $0.67 on a diluted basis in the second quarter, an increase of 24% year over year. We remain committed to delivering value to shareholders and plan to hold headcount approximately flat again in 2025 as we utilize AI to deliver operational efficiencies, reflecting our commitment to drive leverage in the business through our product-led strategy. We also continue to expect that SBC will be less than 8% of revenue by the end of this year and less than 6% by the end of 2027. Total Repurchase Authorization Authorization Date Prudent Capital Allocation $2.0B Completed as of Dec. 31, 2024 Remaining Authorization $200M $250M $250M $250M $250M $250M Nov ‘22Jul ‘17 Nov ‘18 Feb ‘19 Jan ‘20 Aug ‘21 Feb ‘24 $500M End of 2025 End of 2027 Committed to reducing SBC as a percentage of revenue Stock-based Compensation Expense, % of Revenue 11% ~9% < 8% 2024 2025E < 6% Increasing adjusted EBITDA quality Adjusted EBITDA Margin 2Q24 2Q25 Stock-based compensation 27%26%

Ye lp Q 2 20 25 10 22 Prudent capital allocation Our capital allocation strategy consists of three main elements: 1) maintaining a healthy cash balance to fund our operations; 2) retaining balance sheet capacity for potential acquisitions to accelerate our strategy; and 3) returning excess capital to shareholders through share repurchases. In the second quarter, we repurchased $65.9 million worth of shares at an average purchase price of $35.58 per share. As of June 30, 2025, we had $202 million remaining under our existing repurchase authorization. We plan to continue repurchasing shares for the remainder of the year, subject to market and economic conditions. In summary, Yelp’s second quarter results demonstrate the profitability of our broad-based local ad platform. Despite heightened macro uncertainties, our focus on Services has consistently driven business performance and we remain excited by the significant opportunities to drive profitable growth and shareholder value over the long term. Sincerely, Total Repurchase Authorization Authorization Date Prudent Capital Allocation $2.0B Completed as of June 30, 2024 Remaining Authorization $200M $250M $250M $250M $250M $250M Nov ‘22Jul ‘17 Nov ‘18 Feb ‘19 Jan ‘20 Aug ‘21 Feb ‘24 $500M Jeremy Stoppelman David Schwarzbach Total Repurchase Authorization Jul ‘17 - Aug ’21 Nov ‘22 Feb ‘24 $2.0B$500M $250M $1.2B Prudent Capital Allocation Authorization Date Completed as of June 30, 2025 Remaining Authorization

Second Quarter 2025
Financial Review

Revenue

Net revenue was $370 million in the second quarter of 2025, a 4% increase from the second quarter of 2024. Net revenue was $3 million above the high end of our second quarter outlook range.



Net Revenue
+4%
$357M
$370M
2Q24
2Q25

Advertising revenue was $354 million in the second quarter of 2025, up 4% from the second quarter of 2024, as a result of an increase in revenue from Services businesses, partially offset by a decrease in revenue from RR&O businesses. The increase in Services revenue was driven by growth in revenue from Yelp advertising products, as a result of the year-over-year increase in average CPC, which was partially offset by the year-over-year decrease in ad clicks, as well as the addition of revenue from RepairPal. Revenue from RepairPal contributed approximately two percentage points of the year-over-year growth in total advertising revenue in the second quarter.

Other revenue was $17 million in the second quarter of 2025, up 6% from the second quarter of 2024. The increase was primarily driven by higher revenue from our Yelp Guest Manager, Yelp Fusion Insights and Yelp Fusion programs. These increases were partially offset by a lower volume of food takeout and delivery orders compared to the prior-year period.

Net Revenue by Product (In thousands; unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,	
	2025	**2024**	**2025**	**2024**
Net revenue by product:				
Advertising revenue by category:				
Services	$ 240,802	$ 222,955	$ 472,378	$ 426,243
Restaurants, Retail & Other	112,895	118,383	223,320	232,733
Advertising	353,697	341,338	695,698	658,976
Other	16,697	15,678	33,230	30,792
Total net revenue	**$ 370,394**	**$ 357,016**	**$ 728,928**	**$ 689,768**

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Yelp Q2 2025

Operating expenses, net income & adjusted EBITDA

Cost of revenue (exclusive of depreciation and amortization) was $35 million in the second quarter of 2025, up 16% from the second quarter of 2024. The increase was primarily driven by higher website infrastructure expenses resulting from maintaining and improving our infrastructure, an increase in revenue share payments due to our acquisition of RepairPal, as well as an increase in merchant credit card processing fees from an increase in advertising revenue. The increase was also driven by higher advertising fulfillment costs, largely attributable to the expanded efforts to syndicate advertising budgets on third-party sites and partially offset by a decrease in Yelp Audiences spend.

COR % of Revenue


9%
10%
2Q24
2Q25

Sales and marketing expenses were $145 million in the second quarter of 2025, down 4% from the second quarter of 2024. The decrease was primarily driven by lower marketing spend due to decreased spending on acquiring Services projects through paid search, partially offset by an increase in costs for business owner marketing, and lower workplace operating costs due to reductions in our leased office space. These decreases were partially offset by an increase in employee-related costs primarily as a result of higher average headcount in sales and marketing roles.

S&M % of Revenue


42%
39%
2Q24
2Q25

Product development expenses were $78 million in the second quarter of 2025, down 5% from the second quarter of 2024. The decrease was mainly driven by lower employee-related costs as a result of lower average headcount in product development roles and capitalization of more employee-related costs.

PD % of Revenue


23%
21%
2Q24
2Q25

General and administrative expenses were $46 million in the second quarter of 2025, up 4% from the second quarter of 2024. The increase was primarily driven by higher employee-related costs due to higher cost of labor, partially offset by lower average headcount in general and administrative roles.

G&A % of Revenue


13%
13%
2Q24
2Q25

Total costs and expenses were $317 million in the second quarter of 2025, approximately flat year over year.

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Yelp Q2 2025

Ye lp Q 2 20 25 13 22 Other income, net was $6 million in the second quarter of 2025, down 45% from the second quarter of 2024. The decrease was primarily driven by the release of a reserve related to a one-time payroll tax credit in the prior-year period as well as lower interest income due to lower cash, cash equivalents and marketable securities balances and lower federal interest rates. Provision for income taxes was $15 million in the second quarter of 2025, compared to $12 million in the second quarter of 2024. The increase was primarily due to an increase in profit before tax as well as an increase in the discrete tax expense primarily related to SBC and uncertain tax positions. Net income was $44 million in the second quarter of 2025 compared to $38 million in the second quarter of 2024. Net income margin increased one percentage point from the second quarter of 2024 to 12% in the second quarter of 2025. Diluted net income per share was $0.67 in the second quarter of 2025, up from $0.54 in the second quarter of 2024, primarily reflecting the increase in net income. Adjusted EBITDA was $100 million in the second quarter of 2025, a 10% increase from $91 million in the second quarter of 2024. Adjusted EBITDA margin increased to 27% in the second quarter of 2025 from 26% in the second quarter of 2024. Balance sheet and cash flow At the end of June 2025, we held $301 million in cash, cash equivalents and marketable securities on our condensed consolidated balance sheet, with no debt. 19% 17% 19% 17% 8% 7% M ar gi n Net Income +16% $38M $44M 2Q24 2Q25 12%11% Adjusted EBITDA +10% $91M $100M 2Q24 2Q25 M ar gi n 26% 27%

Business Outlook

With heightened macroeconomic uncertainties, we did not see a seasonal increase in revenue of the magnitude that we would typically expect in the second quarter. We anticipate that this dynamic will persist in the third quarter, with net revenue remaining approximately flat with the second quarter in the range of $365 million to $370 million. **For the full year, we are narrowing our range, with net revenue now expected to be between $1.465 billion and $1.475 billion.**

Turning to margin, we expect expenses to increase in the second half of the year, primarily driven by cost of revenue and seasonal sales and marketing expenses. In addition, we expect our efforts to reduce SBC will act as a headwind to adjusted EBITDA as we move through the second half of the year, but will not impact net income. As a result, we expect third quarter adjusted EBITDA will be in the range of $80 million to $85 million. **For the full year, we are narrowing our range and now expect adjusted EBITDA to be between $350 million and $360 million.**

In July 2025, the congressional bill known as the One Big Beautiful Bill Act ("OBBBA") was signed into law, which, among other things, restored certain favorable corporate tax provisions, including permitting full expensing of domestic research and development expenses. We are currently assessing the OBBBA's impact on our financial statements; however, based on our preliminary analysis, we expect our cash tax payments for the remainder of 2025 to be reduced by approximately $25 million to $35 million. We currently do not expect the OBBBA to have a material impact on our estimated annual effective GAAP tax rate in 2025.

	Third Quarter 2025	Full Year 2025
Net revenue	$365M to $370M	$1.465B to $1.475B
Adjusted EBITDA*	$80M to $85M	$350M to $360M
Stock-based compensation expense as a % of Net revenue	~9%	~9%
Depreciation and amortization as a % of Net revenue	~3%	~3%

Net Revenue Outlook


$1.412B
$1.465B-$1.475B
2024
2025E

Adjusted EBITDA Outlook


$358M
$350M-$360M
2024
2025E

* Yelp has not reconciled its adjusted EBITDA outlook to net income (loss) under GAAP because it does not provide an outlook for GAAP net income (loss) due to the uncertainty and potential variability of other income, net and provision for (benefit from) income taxes, which are reconciling items between adjusted EBITDA and GAAP net income (loss). Because Yelp cannot reasonably predict such items, a reconciliation of the non-GAAP financial measure outlook to the corresponding GAAP measure is not available without unreasonable effort. We caution, however, that such items could have a significant impact on the calculation of GAAP net income (loss). For more information regarding the non-GAAP financial measures discussed in this release, please see "Non-GAAP Financial Measures" and "Reconciliation of GAAP to Non-GAAP Financial Measures" below.

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Yelp Q2 2025

Ye lp Q 2 20 25 15 22 Quarterly Earnings Webcast Yelp will host a live webcast today at 2:00 p.m. PST to discuss the second quarter 2025 financial results and outlook for the third quarter and full year 2025. The webcast can be accessed on the Yelp Investor Relations website at yelp-ir.com. A replay of the webcast will be available at the same website. About Yelp Yelp Inc. (yelp.com) is a community-driven platform that connects people with great local businesses. Millions of people rely on Yelp for useful and trusted local business information, reviews and photos to help inform their spending decisions. As a one-stop local platform, Yelp helps consumers easily discover, connect and transact with businesses across a broad range of categories by making it easy to request a quote for a service, book a table at a restaurant, and more. Yelp was founded in San Francisco in 2004.

Ye lp Q 2 20 25 16 22 Condensed Consolidated Balance Sheets (In thousands; unaudited) June 30, 2025 December 31, 2024 Assets Current assets: Cash and cash equivalents $ 197,687 $ 217,325 Short-term marketable securities 103,436 100,581 Accounts receivable, net 155,996 155,325 Prepaid expenses and other current assets 52,292 43,648 Total current assets 509,411 516,879 Property, equipment and software, net 84,234 75,669 Operating lease right-of-use assets 19,865 24,112 Goodwill 136,525 130,980 Intangibles, net 53,944 58,787 Other non-current assets 176,196 177,140 Total assets $ 980,175 $ 983,567 Liabilities and Stockholders’ Equity Current liabilities: Accounts payable and accrued liabilities $ 142,036 $ 131,322 Operating lease liabilities — current 9,832 20,679 Deferred revenue 3,865 2,973 Total current liabilities 155,733 154,974 Operating lease liabilities — long-term 20,746 22,470 Other long-term liabilities 57,292 62,154 Total liabilities 233,771 239,598 Stockholders’ equity: Common stock — — Additional paid-in capital 1,958,370 1,903,598 Treasury stock (1,044) (3,909) Accumulated other comprehensive loss (7,139) (15,431) Accumulated deficit (1,203,783) (1,140,289) Total stockholders’ equity 746,404 743,969 Total liabilities and stockholders’ equity $ 980,175 $ 983,567

Ye lp Q 2 20 25 17 22 Condensed Consolidated Statements of Operations (In thousands, except per share data; unaudited) Three Months Ended June 30, Six Months Ended June 30, 2025 2024 2025 2024 Net revenue $ 370,394 $ 357,016 $ 728,928 $ 689,768 Costs and expenses: Cost of revenue¹ 35,447 30,677 70,275 58,032 Sales and marketing¹ 144,612 150,293 290,896 298,084 Product development¹ 78,362 82,080 162,267 173,307 General and administrative¹ 46,318 44,634 98,025 89,866 Depreciation and amortization 12,365 9,585 24,715 19,515 Total costs and expenses 317,104 317,269 646,178 638,804 Income from operations 53,290 39,747 82,750 50,964 Other income, net 5,695 10,322 11,466 18,046 Income before income taxes 58,985 50,069 94,216 69,010 Provision for income taxes 14,896 12,033 25,736 16,820 Net income attributable to common stockholders $ 44,089 $ 38,036 $ 68,480 $ 52,190 Net income per share attributable to common stockholders: Basic $ 0.69 $ 0.56 $ 1.06 $ 0.77 Diluted $ 0.67 $ 0.54 $ 1.03 $ 0.73 Weighted-average shares used to compute net income per share attributable to common stockholders: Basic 64,145 67,815 64,700 68,187 Diluted 65,683 70,444 66,610 71,574 ¹ Includes stock-based compensation expense as follows: Three Months Ended June 30, Six Months Ended June 30, 2025 2024 2025 2024 Cost of revenue $ 1,070 $ 1,397 $ 2,241 $ 2,798 Sales and marketing 7,295 8,618 14,934 17,317 Product development 17,846 22,534 37,255 46,187 General and administrative 8,564 8,665 17,814 17,622 Total stock-based compensation $ 34,775 $ 41,214 $ 72,244 $ 83,924

Ye lp Q 2 20 25 18 22 Condensed Consolidated Statements of Cash Flows (In thousands; unaudited) Six Months Ended June 30, 2025 2024 Operating Activities Net income $ 68,480 $ 52,190 Adjustments to reconcile net income to net cash provided by operating activities: Depreciation and amortization 24,715 19,515 Provision for credit losses 22,562 23,957 Stock-based compensation 72,244 83,924 Amortization of right-of-use assets 6,715 7,662 Deferred income taxes (2,968) (2,109) Amortization of deferred contract cost 12,035 12,321 Other adjustments, net 1,471 (2,995) Changes in operating assets and liabilities: Accounts receivable (23,935) (31,679) Prepaid expenses and other assets (14,540) (14,914) Operating lease liabilities (15,396) (19,434) Accounts payable, accrued liabilities and other liabilities 4,646 (15,894) Net cash provided by operating activities 156,029 112,544 Investing Activities Purchases of marketable securities — available-for-sale (37,201) (53,301) Sales and maturities of marketable securities — available-for-sale 34,769 49,095 Purchases of other investments (700) (2,500) Purchases of property, equipment and software (23,555) (16,574) Other investing activities 67 234 Net cash used in investing activities (26,620) (23,046) Financing Activities Proceeds from issuance of common stock for employee stock-based plans 12,023 13,436 Taxes paid related to the net share settlement of equity awards (35,155) (41,190) Repurchases of common stock (128,450) (122,657) Net cash used in financing activities (151,582) (150,411) Effect of exchange rate changes on cash, cash equivalents and restricted cash 2,651 (295) Change in cash, cash equivalents and restricted cash (19,522) (61,208) Cash, cash equivalents and restricted cash — Beginning of period 217,682 314,002 Cash, cash equivalents and restricted cash — End of period $ 198,160 $ 252,794

Reconciliation of GAAP to Non-GAAP Financial Measures (In thousands, except percentages; unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,	
	2025	2024	2025	2024
Reconciliation of Net Income to Adjusted EBITDA:				
Net income	$ 44,089	$ 38,036	$ 68,480	$ 52,190
Provision for income taxes	14,896	12,033	25,736	16,820
Other income, net[1]	(5,695)	(10,322)	(11,466)	(18,046)
Depreciation and amortization	12,365	9,585	24,715	19,515
Stock-based compensation	34,775	41,214	72,244	83,924
Expenses related to acquired indemnification obligation[2,3]	55	—	5,181	—
Acquisition and integration costs[2]	—	—	539	—
Fees related to shareholder activism[2]	—	569	—	1,168
Adjusted EBITDA	**$ 100,485**	**$ 91,115**	**$ 185,429**	**$ 155,571**
Net revenue	$ 370,394	$ 357,016	$ 728,928	$ 689,768
Net income margin	12 %	11 %	9 %	8 %
Adjusted EBITDA margin	27 %	26 %	25 %	23 %

[1] Includes the release of a $3.1 million reserve related to a one-time payroll tax credit in the three and six months ended June 30, 2024.

[2] Recorded within general and administrative expenses on our condensed consolidated statements of operations.

[3] Represents expenses recorded in connection with an indemnification obligation assumed in the RepairPal acquisition, which we do not consider to be part of our ongoing operations. We expect to be indemnified for such expenses and will also exclude any such amounts from Adjusted EBITDA.

	Three Months Ended June 30,		Six Months Ended June 30,	
	2025	2024	2025	2024
Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow:				
Net cash provided by operating activities	$ 58,034	$ 39,689	$ 156,029	$ 112,544
Purchases of property, equipment and software	(13,024)	(9,587)	(23,555)	(16,574)
Free cash flow	**$ 45,010**	**$ 30,102**	**$ 132,474**	**$ 95,970**
Net cash used in investing activities	$ (14,617)	$ (16,644)	$ (26,620)	$ (23,046)
Net cash used in financing activities	$ (69,869)	$ (66,577)	$ (151,582)	$ (150,411)

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Yelp Q2 2025

Key Financial and Operational Metrics (In thousands, except for percentages; unaudited)

	2Q22	3Q22	4Q22	1Q23	2Q23	3Q23	4Q23	1Q24	2Q24	3Q24	4Q24	1Q25	2Q25
Advertising Revenue by Category													
Services[1]	$174,298	$180,957	$178,292	$183,520	$200,274	$206,178	$203,140	$203,288	$222,955	$228,009	$224,840	$231,576	$240,802
Restaurants, Retail & Other[2]	$109,220	$112,707	$115,692	$113,623	$121,698	$123,854	$124,231	$114,350	$118,383	$116,397	$120,798	$110,425	$112,895
Total Advertising Revenue	$283,518	$293,664	$293,984	$297,143	$321,972	$330,032	$327,371	$317,638	$341,338	$344,406	$345,638	$342,001	$353,697
Paying Advertising Locations by Category[3]													
Services[4]	232	238	231	238	238	235	245	252	254	252	250	261	260
Restaurants, Retail & Other[2]	337	334	314	316	325	326	299	278	277	272	271	256	255
Total Paying Advertising Locations	569	572	545	554	563	561	544	530	531	524	521	517	515
Year-over-Year Percentage Change in Ad Clicks & Average CPC													
Ad Clicks[5]	-11%	-15%	-7%	1%	0%	9%	9%	8%	9%	2%	5%	-3%	-7%
Average CPC[6]	32%	36%	23%	14%	14%	4%	4%	-1%	-1%	3%	0%	9%	11%

[1] Includes Home, Local, Auto, Professional, Pets, Real Estate, Financial and Event Services categories

[2] Includes Restaurants, Shopping, Beauty & Fitness, Health and Other categories

[3] On a monthly average basis

[4] As of the first quarter of 2025, includes business locations from which RepairPal recognized revenue

[5] Ad clicks represent user interactions with our pay-for-performance advertising products, including clicks on advertisements on our website and mobile app, clicks on syndicated advertisements on third-party platforms, and Request-a-Quote submissions. Ad clicks do not include user interactions with ads sold through our advertising partnerships.

[6] We define Average CPC as revenue from our performance-based ad products — excluding revenue from our advertising partnerships as well as certain revenue adjustments that do not impact the outcome of an auction for an individual ad click, such as refunds — divided by the total number of ad clicks for a given period.

More information about the Company, including the Company's Key Operational and Financial Metrics definitions can be found in the Company's most recent Quarterly or Annual Report filed with the SEC, available at yelp-ir.com or the SEC's website at sec.gov.

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Yelp Q2 2025

Ye lp Q 2 20 25 Non-GAAP Financial Measures This letter and statements made during the above referenced webcast may include information relating to Adjusted EBITDA, Adjusted EBITDA margin and Free cash flow, each of which is a “non-GAAP financial measure.” We define Adjusted EBITDA as net income (loss), adjusted to exclude: provision for (benefit from) income taxes; other income, net; depreciation and amortization; stock-based compensation expense; and, in certain periods, certain other income and expense items, such as expenses related to acquired indemnification obligations, acquisition and integration costs, fees related to shareholder activism and other items that we deem not to be indicative of our ongoing operating performance. We define Adjusted EBITDA margin as Adjusted EBITDA divided by net revenue. We define Free cash flow as cash flow from operating activities, less cash used for purchases of property, equipment and software. Adjusted EBITDA and Free cash flow, which are not prepared under any comprehensive set of accounting rules or principles, have limitations as analytical tools and you should not consider them in isolation or as substitutes for analysis of Yelp’s financial results as reported in accordance with GAAP. In particular, Adjusted EBITDA and Free cash flow should not be viewed as substitutes for, or superior to, net income (loss) or net cash provided by (used in) operating activities prepared in accordance with GAAP as measures of profitability or liquidity. Some of these limitations are: > although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect all cash capital expenditure requirements for such replacements or for new capital expenditure requirements; > Adjusted EBITDA does not reflect changes in, or cash requirements for, Yelp’s working capital needs; > Adjusted EBITDA does not reflect the impact of the recording or release of valuation allowances or tax payments that may represent a reduction in cash available to Yelp; > Adjusted EBITDA does not consider the potentially dilutive impact of equity-based compensation; > Adjusted EBITDA does not take into account certain income and expense items, such as expenses related to acquired indemnification obligations, acquisition and integration costs and fees related to shareholder activism, or other costs that management determines are not indicative of our ongoing operating performance; > Free cash flow does not represent the total residual cash flow available for discretionary purposes because it does not reflect our contractual commitments or obligations; and > other companies, including those in Yelp’s industry, may calculate Adjusted EBITDA and Free cash flow differently, which reduces their usefulness as comparative measures. Because of these limitations, you should consider Adjusted EBITDA, Adjusted EBITDA margin and Free cash flow alongside other financial performance measures, including net income (loss), net cash provided by (used in) operating activities and Yelp’s other GAAP results. Forward-Looking Statements This letter contains, and statements made during the above-referenced webcast will contain, forward-looking statements relating to, among other things, the future performance of Yelp and its consolidated subsidiaries, that are based on Yelp’s current expectations, forecasts and assumptions and involve risks and uncertainties. These statements include, but are not limited to, statements regarding: Yelp’s expected financial results; Yelp’s plans and ability to drive profitable growth in 2025 and the long term as well as to capture demand across advertising categories; Yelp’s plans to continue to drive growth in Services, including in Home Services and additional Services categories; Yelp’s plans for and ability to execute on its strategic initiatives as well as the expected results thereof; Yelp’s product roadmap and planned investments therein, as well as its opportunities to drive growth through such product roadmap; Yelp’s plans for strategic acquisitions, the impact of such acquisitions and their expected benefits; Yelp’s plans regarding the integration of AI and LLMs into its existing and new product offerings; Yelp’s expectations regarding headcount; Yelp’s plans to reduce SBC expense as a percentage of revenue and the expected benefits therefrom; Yelp’s expectations regarding its share repurchase program; and Yelp’s expectations with respect to trends that will continue to impact its results of operations. 21 22

Ye lp Q 2 20 25 Yelp’s actual results could differ materially from those predicted or implied by such forward-looking statements and reported results should not be considered as an indication of future performance. Factors that could cause or contribute to such differences include, but are not limited to: > macroeconomic uncertainty — including related to inflation, interest rates, tariffs, labor and supply chain issues, as well as severe weather events — and its effect on consumer behavior, user activity and advertiser spending; > Yelp’s ability to maintain and expand its base of advertisers, particularly if advertiser turnover substantially worsens, competition continues to increase and/or consumer demand significantly degrades; > Yelp’s ability to drive continued growth through its strategic initiatives; > Yelp’s ability to successfully manage acquisitions of new businesses, solutions or technologies, such as RepairPal, and to successfully integrate those businesses, solutions or technologies; > the default by any subtenants on their rental payment obligations under the subleases entered into in connection with Yelp’s reduction of its office space; > Yelp’s ability to continue to effectively operate with a primarily remote work force and attract and retain key talent; > Yelp’s limited operating history in an evolving industry; > Yelp’s ability to generate and maintain sufficient high-quality content from its users; > potential strategic opportunities and Yelp’s ability to successfully manage the acquisition and integration of new businesses, solutions or technologies, as well as its ability to monetize such acquired products, solutions or technologies; > Yelp’s reliance on traffic to its website from search engines like Google and Bing and the quality and reliability of such traffic; > maintaining a strong brand and managing negative publicity that may arise; and > Yelp’s ability to timely upgrade and develop its systems, infrastructure and customer service capabilities. Factors that could cause or contribute to such differences also include, but are not limited to, those factors that could affect Yelp’s business, operating results and stock price included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Yelp’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q at yelp-ir.com or the SEC’s website at sec.gov. Undue reliance should not be placed on the forward-looking statements in this letter or the above-referenced webcast, which are based on information available to Yelp on the date hereof. Such forward-looking statements do not include the potential impact of any acquisitions or divestitures that may be announced and/or completed after the date hereof. Yelp assumes no obligation to update such statements. 22 22